Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Marshall & Ilsley Corporation and management’s report on the effectiveness of internal control over financial reporting dated February 23, 2007, appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2006, and our report dated June 22, 2007 appearing in the Annual Report on Form 11-K of the M&I Retirement Program for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Milwaukee, WI

October 31, 2007